                                     (LOGO)

                             199 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                                                                  April 21, 1997

Dear Shareholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of CENFED Financial Corporation, which will be held on May 28, 1997 at the Tournament of Roses Association Headquarters, 391 South Orange Grove Boulevard, Pasadena, California, at 10:30 a.m., California time.

     As described in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement, shareholders will be asked to vote on the election of directors and to ratify the appointment of an independent auditor.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. I urge you to mark, sign and date each proxy card you receive and return it as soon as possible in the postage-paid envelope provided, even if you currently plan to attend the Annual Meeting. Returning your proxy card will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend.

                                          Sincerely,

                                          LOGO

                                          D. Tad Lowrey
                                          President and Chief Executive Officer

IMPORTANT: If your CENFED shares are held in the name of a brokerage firm or nominee, only they can execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy.

     If you have any questions or need any assistance in voting your shares, please telephone CENFED's Investor Relations Department at (818) 585-2595. Shareholders calling within California may call the toll-free number:
(800) 634-6354.

                                     (LOGO)

                             199 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 28, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CENFED Financial Corporation will be held on May 28, 1997 at the Tournament of Roses Association Headquarters, 391 South Orange Grove Boulevard, Pasadena, California, at 10:30 a.m., California time, for the following purposes:

     1. To elect two directors to serve until the Annual Meeting to be held in 2000 and until their successors are elected and qualified.

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year commencing January 1, 1997.

     3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has selected March 31, 1997 as the record date for the Annual Meeting. Only those shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at the executive offices of CENFED during the ten days prior to the meeting.

                                          By Order of the Board of Directors

                                          LOGO

                                          Steven P. Neiffer
                                          Secretary

Pasadena, California
April 21, 1997

                                     (LOGO)

                             199 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 28, 1997

                            ------------------------

              INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

     This Proxy Statement is furnished to shareholders of CENFED Financial Corporation ("CENFED") in connection with the solicitation of proxies by CENFED's Board of Directors for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Tournament of Roses Association Headquarters, 391 South Orange Grove Boulevard, Pasadena, California, on May 28, 1997, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 23, 1997.

     CENFED is the holding company of CenFed Bank, A Federal Savings Bank (the "Bank"). Unless otherwise indicated, references to CENFED include the Bank.

     The Board of Directors of CENFED has selected March 31, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 5,238,158 shares of CENFED's common stock, par value $.01 per share ("Common Stock"), were outstanding at the close of business on that date. A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Shareholders will be entitled to cast one vote for each share of Common Stock held by them of record at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders.

     All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, such proxies will be voted for the election of the directors named in this Proxy Statement and for the ratification of the appointment of KPMG Peat Marwick LLP as CENFED's independent auditors for the fiscal year commencing January 1, 1997. Any shareholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of CENFED (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

     To the extent necessary, proxies may be solicited by CENFED personnel through letters, telephone calls and other means. CENFED personnel who participate in this solicitation will not receive any additional compensation for such solicitation. CENFED will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

                             ELECTION OF DIRECTORS

     CENFED's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors being elected each year. The Certificate of Incorporation further provides that the number of directors shall be fixed by resolution adopted by the affirmative vote of a majority of the full Board of Directors. Two directors are to be elected at the Annual Meeting. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

     The nominees listed below are currently directors of CENFED and each has indicated a willingness to serve, if reelected. If any nominee becomes unable to serve as a director or should any vacancy occur before the election, the proxies solicited hereby will be voted for the election of such other person or persons as the Board of Directors may select, or the authorized number of directors may be reduced.

     The following table sets forth information with respect to the two persons nominated by the Board of Directors for election as directors of CENFED at the Annual Meeting and each other director of CENFED who will continue to serve as a director after the Annual Meeting. Each director listed below served as a director of the Bank prior to its reorganization into a holding company structure in 1991, and the dates listed below pertaining to length of service as a director reflect service as a director of the Bank prior to such reorganization as well as service as a director of CENFED thereafter.

                             AGE AT                     TERM OF       POSITIONS CURRENTLY
                          DECEMBER 31,     DIRECTOR     OFFICE         HELD WITH CENFED
         NAME                 1996          SINCE       EXPIRES          AND THE BANK
----------------------    ------------     --------     -------     -----------------------
NOMINEES:
Gareth A. Dorn                 57            1980         2000      Director
Richard W. Patton              65            1982         2000      Director

CONTINUING DIRECTORS:
Ralph DiMeglio                 70            1974         1998      Director
John H. Michel                 65            1974         1998      Chairman of the Board
                                                                    of CENFED and the Bank
Richard G. Redman              65            1969         1998      Director
Robert K. Leishman             67            1973         1999      Director
D. Tad Lowrey                  44            1990         1999      Director, President and
                                                                    Chief Executive Officer
                                                                    of CENFED and the Bank

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ABOVE
                                   NOMINEES.

     The business experience of each of the directors is as follows:

NOMINEES:

     Gareth A. Dorn has been President and owner of Dorn Realty Company, a real estate brokerage firm, in Arcadia, California, since 1986.

     Richard W. Patton is the owner and President of Richard W. Patton Enterprises, a private investment firm and a secondary mortgage market broker. He served as President and Chief Executive Officer of NMI, a mortgage banking and brokerage subsidiary of the Bank, from March 1973 to July 1984, at which time he became its Vice Chairman and Secretary and served in those capacities until NMI discontinued business in 1989.

CONTINUING DIRECTORS:

     Ralph DiMeglio has been President and Chief Executive Officer of H.C. Henshey Co., a real estate management company in Santa Monica, California, since 1974 and has been employed by that company in various capacities since 1959.

     John H. Michel has been President and owner of North Valley Distribution, a dairy product distributor in Santa Monica, California. From 1982 until 1984 he was Vice President and General Manager of Edgemar Farms, a division of Foremost Dairies, Inc. Mr. Michel currently serves as chairman of Saint John's Hospital and Health Center Corporation in Santa Monica, California.

     Richard G. Redman is past president of La Quinta Air Services, Inc., an aviation services business at Thermal Airport in Southern California. Mr. Redman is President of the Downie Redman Co., a truck and equipment leasing company, and is the managing partner of Redman Properties, a private real estate investment-management firm based in Los Angeles County. He has been involved in Downie Redman Co. and Redman Properties for nineteen years and twelve years, respectively.

     Robert K. Leishman has been the President and co-owner of Leishman Management Company, Inc., a real estate management and brokerage company in Pasadena, California, since 1971.

     D. Tad Lowrey was elected President and Chief Executive Officer of CENFED and the Bank in March 1991 and August 1990, respectively, and had served as Senior Vice President and Chief Financial Officer of the Bank since May 1988. He has previous employment experience as a partner in a public accounting firm and as a senior financial officer with other savings institutions. He is a certified public accountant. Mr. Lowrey has served as a director and chairman of the Western League of Savings Institutions. He also serves as a director of the Federal Home Loan Bank of San Francisco and is the Eleventh District's representative on the Savings Association Insurance Fund Advisory Council of the Federal Deposit Insurance Corporation. Mr. Lowrey is a member of the Government Affairs Council of America's Community Bankers. He serves as a director and on the executive committee of the San Gabriel Valley Council of Boy Scouts, Pacific Clinics and the Azusa Pacific University Business Advisory Council.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of CENFED and the Board of Directors of the Bank held nine and eleven meetings, respectively, during 1996. CENFED and the Bank have three joint Board committees: Executive Committee, Audit and Compliance Committee and Compensation Committee. The Executive Committee consists of Directors Lowrey (chairman), Dorn, Leishman and Michel and has the authority to exercise certain powers of the Board of Directors in the intervals between Board meetings. The Audit and Compliance Committee is responsible for reviewing the scope and results of the independent auditors' services, the Company's system of internal controls and the results of operational audits performed by the Bank's Audit Services Department and consists of Directors DiMeglio (chairman), Leishman and Michel. The Compensation Committee is responsible for administering CENFED's and the Bank's compensation policies and plans and consists of Directors Michel (chairman), Dorn and Redman. During 1996, the Executive Committee did not meet, the Audit and Compliance Committee met seven times and the Compensation Committee met eight times.

     The Bank established the Directors' Loan Committee in 1994 to establish internal loan limits, review and approve all Bank lending policies and approve individual loans and purchased loan packages when such loans and packages exceed lending limits delegated to management. The Directors' Loan Committee has regularly scheduled meetings on a monthly basis and meets more frequently, if necessary. During 1996, the Directors' Loan Committee consisted of Directors Leishman (chairman), Lowrey, Michel, Patton, Redman and Dorn and met approximately 20 times. The presence of three directors constitutes a quorum.

     CENFED does not have a standing nominating committee. A description of the procedures to be followed by shareholders wishing to nominate a candidate for election as a CENFED director may be found in the section captioned "SHAREHOLDER PROPOSALS" in this Proxy Statement.

DIRECTORS' FEES

     At the present time, directors of the Bank receive annual retainer fees of $24,000, except that the Chairman receives an annual retainer fee of $34,000. Directors also receive meeting attendance fees of $1,000 per regular board meeting. No fees are received for telephonic board meetings or for attending committee meetings. Directors of CENFED currently do not receive additional remuneration in their capacity as such.

     Directors may elect to receive some or all of their retainer and meeting fees in the form of stock options, in accordance with the provisions of the 1994 Directors' Stock Option Plan which was approved by shareholders in May 1994. The exercise price of options awarded under the Directors' Stock Option Plan will equal 75% of the fair market value of the Common Stock. The 25% discount from the fair market value of the stock options in the aggregate equals the cash-basis directors' fees foregone by any director electing to receive stock options.

     Directors emeritus receive one-half of the combined regular directors' fees and one years' meeting attendance fees for life or an actuarial equivalent for a ten-year period, as elected by the retired director and as established on the date of the director's retirement.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as CENFED's independent auditors for the fiscal year commencing January 1, 1997, subject to ratification of the selection by the shareholders at the Annual Meeting. KPMG Peat Marwick LLP began service as CENFED's independent auditors in 1995.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will also be provided an opportunity to make a statement, if they desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS CENFED'S INDEPENDENT AUDITORS.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information concerning the shares of CENFED Common Stock beneficially owned by each director, by certain executive officers and by all directors and executive officers of CENFED and its subsidiaries as a group, as of February 28, 1997. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

              NAME OF BENEFICIAL OWNER OR NUMBER         AMOUNT AND NATURE OF       PERCENT OF
                     OF PERSONS IN GROUP                BENEFICIAL OWNERSHIP(1)       CLASS
        ----------------------------------------------  -----------------------     ----------
        Ralph DiMeglio................................           28,628                   *
        Gareth A. Dorn................................           32,145                   *
        Robert K. Leishman............................           20,460                   *
        D. Tad Lowrey.................................          188,205(2)             3.51%
        John H. Michel................................           24,472                   *
        Richard W. Patton.............................           19,983                   *
        Richard G. Redman.............................           28,189                   *
        William Nichol................................           54,821                1.04%
        Lawrence J. Winslow...........................           66,702(2)             1.27%

        All directors and officers as a group (9
          persons)....................................          463,605(3)(4)          8.40%

---------------

  * Less than 1%.

(1) Includes options awarded under long-term incentive plans to the extent such options were exercisable within sixty days of the date of this table.

(2) Includes 5,297 and 656 shares of stock for Messrs. Lowrey and Winslow, respectively, held by the Bank's Employee Stock Ownership Plan ("ESOP") that were not allocated to eligible participants as of December 31, 1996. Pursuant to the ESOP plan documents, each participant in the ESOP may exercise voting rights with respect to the portion of unallocated shares equal to the percentage of allocated shares such participant is entitled to vote.

(3) Includes 5,953 unallocated shares held by the ESOP.

(4) Includes 287,907 stock options which are fully vested within sixty days of the date of this table. The percentage of Common Stock is based upon the 5,231,747 shares of Common Stock issued and outstanding on February 28, 1997 plus 287,907 stock options.

                    PRINCIPAL HOLDERS OF CENFED COMMON STOCK

     The following table sets forth information as of December 31, 1996, with respect to any person or entity known by CENFED to be the beneficial owners of more than 5% of the issued and outstanding Common Stock.

                    NAME AND ADDRESS OF                  AMOUNT AND NATURE OF         PERCENT OF
                     BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP           CLASS
    ---------------------------------------------------  --------------------         ----------
    Neumeier Investment Counsel........................         525,660(1)               10.20%
      26435 Carmel Rancho Blvd.
      Carmel, CA 93923
    Wellington Management Company......................         480,848(2)                9.33%
      75 State Street
      Boston, MA 02109
    CENFED Employee Stock Ownership Plan...............         279,641(3)                5.43%
      c/o CalTrust
      3080 Bristol Street
      Costa Mesa, CA 92626

---------------

(1) Based on a Schedule 13G filed pursuant to the 1934 Act, which indicates that Neumeier Investment Council in its capacity as an investment company has sole dispositive power and sole voting power with respect to such shares.

(2) Based on a Schedule 13G filed pursuant to the 1934 Act, which indicates that Wellington Management Company in its capacity as an investment company shares dispositive power with respect to the indicated shares.

(3) In accordance with the provisions of the CENFED Employee Stock Ownership Plan ("ESOP"), the ESOP Trustee votes the unallocated shares of Common Stock in the plan in the same proportions as the ESOP participants vote shares allocated to them. At December 31, 1996, the ESOP had 126,274 shares of Common Stock that were not allocated to ESOP participants.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth certain information with respect to executive officers of CENFED and/or the Bank who are not directors. Officers of CENFED and the Bank serve at the discretion of their respective Boards of Directors.

                             AGE AT               POSITIONS HELD WITH CENFED
        NAME            DECEMBER 31, 1996               AND/OR THE BANK
--------------------    -----------------     -----------------------------------
William Nichol              52                Executive Vice President and Chief
                                              Financial Officer
Lawrence J. Winslow         43                Executive Vice President and Chief
                                              Lending Officer of the Bank

     The business experience of each of the executive officers is as follows:

     William Nichol joined the Bank as Executive Vice President and Chief Financial Officer in January 1995. Prior to joining CENFED, he serviced in a similar capacity at a Scottsdale, Arizona-based mortgage banking company and, prior to that, he served for nine years as Executive Vice President and Chief Financial Officer of HomeFed Bank in San Diego, California.

     Lawrence J. Winslow joined the Bank as Executive Vice President and Chief Administrative Officer in April 1993. Prior to joining the Bank, he was employed as President and Chief Executive Officer of Tracy Federal Bank, Tracy, California for eight years.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION,
                          BENEFITS AND RELATED MATTERS

     CENFED's Compensation Committee (the "Committee"), established in 1991, is composed entirely of non-employee members of CENFED'S Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program of CENFED (including its subsidiaries) and continually assesses the effectiveness and competitiveness of the program. The Committee's review of the executive compensation program includes analyzing compensation programs, pay levels and business results compared to a peer group of competitor financial institutions of comparable assets size. In addition, the Committee administers the key provisions of the executive compensation program and reviews with the Board of Directors all major aspects of compensation for CENFED's executive officers.

COMPENSATION PHILOSOPHY

     The goals of the executive compensation program are to support a performance-oriented environment, to reinforce CENFED's performance and business plans, and to enable CENFED to attract and retain the executive talent it needs to maximize its return to shareholders.

     The Committee's philosophy is to align the interests of CENFED's shareholders and its executives by providing compensation programs designed to:

- reward achievement of CENFED's annual and long-term strategic goals;

- provide total compensation and benefits opportunities that are competitive with a peer group of selected financial institutions; and

- offer appropriate stock ownership opportunities.

CENFED's peer group for purposes of executive compensation includes financial institutions of similar asset size and financial institutions considered as competitors for business and executive talent.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

     Base Salaries. The objectives of the base salary program are to offer base salaries targeted at the 50th percentile for comparable positions at CENFED's peer group and to provide base salary increases that reward officers for the ongoing performance of the duties of their positions which are consistent with CENFED's overall financial performance.

     Annual Incentive Plan. The objectives of the annual incentive plan are to establish annual incentive targets that approximate the 50th percentile of the peer group for total annual cash compensation when performance goals are met and to offer opportunities for providing pay levels above the 50th percentile for outstanding results.

     The Committee amended the annual incentive in 1994 to provide stock options in lieu of cash with respect to incentive pay. Under the provisions of the amendment, incentive plan participants electing to receive some or all of their annual incentive pay in options could receive four dollars of stock options at the market strike price for each dollar of annual incentive payment foregone. Participants electing to receive options in lieu of cash made the election in the year prior to when the bonus would be earned, at which time the strike price was established. In 1995, nine of ten eligible officers received a significant portion of their 1994 earned bonus in the form of options, and in 1996, eight of eleven officers received a significant portion of their 1995 earned bonus in this form. The program was discontinued for the 1996 bonus year due to an insufficient number of options remaining in the stock option plans.

     In 1996, the Committee revised the annual incentive plan to strengthen the Bank's emphasis on incentives rather than salary and to better reward for outstanding results. Certain key officers were given maximum award opportunities ranging from 30% to 75% of their salaries for achieving pre-established corporate and individual objectives. Corporate performance was measured against 1996 business plan levels for specific performance criteria measuring return on equity, net income, deposit growth and mix, asset quality and expense control. The corporate measure varied by individual in importance and represented from 50 percent to 90 percent of the total award opportunity. For 1996, participants received awards ranging from 13 percent to 41 percent of salary.

     Stock Ownership. The objectives of the long-term incentive program, currently consisting of the plans described below, are to offer opportunities for stock ownership that are competitive with those at the peer group and to encourage and create ownership and retention of CENFED's stock by key employees. These plans provide key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in CENFED.

     CENFED adopted the Management Development and Recognition Plan ("MDRP") for issuances of restricted stock grants, and two long-term incentive plans -- the 1992 Long-Term Incentive Plan and the 1994 Long-Term Incentive Plan -- for issuances of stock options and restricted stock. For employees other than the Chief Executive Officer, the options granted from 1992 through 1996 under the 1992 Long-Term Incentive Plan and the 1994 Long-Term Incentive Plan and the restricted stock under the MDRP were based on management's subjective assessment of each individual's level of performance, contribution and responsibility, CENFED's financial results and its stock price performance.

     In 1994, the Committee implemented a program of stock ownership guidelines for officers at the following levels:

        President and Chief Executive Officer.................  three times base salary
        Executive Vice President..............................  two times base salary
        Vice President........................................  one times base salary

     These guidelines are to be met or exceeded over a five-year period beginning from the implementation of the guidelines or the officer's date of employment, whichever is later. At the end of 1996, seven of the twelve officers subject to the stock ownership guidelines met or exceeded their guidelines.

     At the end of 1995, the Committee approved crediting deferred compensation accounts of those officers who met the ownership guidelines in the amount of 5% of the individual officer's guideline amount. The credit vests at the rate of 33.3% each year, as long as ownership is maintained in accordance with the guidelines, with a return based on the performance of CENFED stock.

     CEO Compensation. The Committee is responsible for determining the compensation for the CEO. In February 1996, the Committee increased the annual salary of the CEO to $325,000, an 8.3% annual increase, to recognize its favorable review of the CEO's performance, and to be in line with competitor information provided by an independent compensation consulting firm.

     The CEO's annual incentive award is determined in the same manner as the awards for the other officers described above. For 1996, the CEO received 82 percent of his target award opportunity, representing 41 percent of base salary, weighted ninety percent on achievement of corporate performance and ten percent on individual performance. The stock options granted to the CEO in February 1996 were based on CENFED's performance as measured by financial results, CENFED stock price performance, and the Committee's assessment of his individual performance compared to the peer group.

     Section 162(m) Compliance. CENFED does not presently anticipate the named executive officers exceeding the million dollar non-performance based compensation threshold of Section 162(m) of the Internal Revenue Code, which limits CENFED's tax deductions of individual annual compensation above that amount unless certain criteria are met. CENFED and the Committee will continue to monitor the compensation levels of the named executive officers and determine the appropriate response to Section 162(m) when and if necessary. In May 1994, shareholders approved the 1994 Long-Term Incentive Plan which includes provisions to bring the stock option program into compliance with Section 162(m) to ensure that stock option grants are excluded from the compensation calculation for the purposes of Section 162(m).

                                          The Compensation Committee
                                          John H. Michel, Chairman
                                          Gareth A. Dorn
                                          Richard G. Redman

     The following table sets forth summary compensation information for the Company's three most highly compensated executive officers during the last three fiscal years. Numbers of shares and per share amounts in the table have not been adjusted to reflect a 10% stock dividend declared in April 1997. All executive officers are paid by CenFed Bank.

                                                                                LONG TERM COMPENSATION
                                                                           --------------------------------
                                                                                   AWARDS
                                             ANNUAL COMPENSATION           ----------------------   PAYOUTS
                                      ----------------------------------   RESTRICTED   OPTIONS     -------    ALL OTHER
          NAME AND                                          OTHER ANNUAL     STOCK       /SARS       LTIP     COMPENSATION
     PRINCIPAL POSITION        YEAR    SALARY    BONUS(1)   COMPENSATION   AWARDS(2)      (3)       PAYOUTS       (4)
-----------------------------  ----   --------   --------   ------------   ---------   ----------   -------   ------------
D. Tad Lowrey                  1996   $325,000   $132,702     $100,104(5)        --      16,500         --      $103,922
  President &                  1995   $300,000   $61,572            --     $120,000      23,585         --      $ 29,735
  Chief Executive              1994   $275,000   $28,188            --     $ 86,250      29,056         --      $ 29,580

Lawrence J. Winslow            1996   $195,000   $65,555      $153,905(5)        --      16,500         --      $ 43,594
  Executive Vice President &   1995   $185,500        --            --     $ 40,000      21,945         --      $  9,656
  Chief Lending Officer of     1994   $175,000        --            --     $ 63,825      19,154         --      $  4,221
  the Bank

William Nichol                 1996   $200,000   $65,805            --     $ 57,200      16,500         --      $ 15,382
  Executive Vice President &   1995   $190,000   $29,865            --           --      52,239         --            --
  Chief Financial Officer

---------------

(1) Incentive bonuses were earned for the year indicated and were distributed in cash in the first quarter of the following year. Options received in lieu of cash incentive pay are included in Long Term Compensation.

(2) Mr. Nichol received an award of 2,750 shares of restricted stock with a market value of $20.80 per share at the time of award. Such shares vest over a five-year period.

(3) Awards of stock options for 1995 included options received in lieu of cash incentive compensation earned that year and in accordance with elections made by each executive officer. For 1995, Messrs. Lowrey, Winslow and Nichol were awarded 16,985 options, 15,345 options and 8,239 options, respectively, to acquire shares of the Company's common stock at an exercise price of $14.50, which was the average market price per share in the five days preceding the date of election. At the date the options were awarded in 1996, the market price per share was $21.14. The amount of options and prices per share have been adjusted to reflect a 10% stock dividend distributed in May 1996.

(4) These amounts represent the Company's matching contributions under its qualified plan under section 401(k) of the Internal Revenue Code, matching contributions by the Company into the benefit restoration plan and interest paid in the deferred compensation plans in excess of 120% of the applicable federal rate, as defined in the regulation.

(5) Other annual compensation includes amounts paid to Messrs. Lowrey and Winslow to compensate for federal and state withholding taxes arising from the exercises of stock options. In exchange for these payments, the option holders converted the options from incentive stock options to non-qualifying stock options prior to exercising such options. As a result of these conversions, the Company received a compensation tax deduction that it would not otherwise have been entitled to take.

     Determining the value of stock options grants is one of the most controversial issues surrounding the subject of executive compensation. Clearly, stock options should have value to both the issuer and recipient as a mechanism for aligning the objectives of the company and the executive, as well as shareholders. Despite the presence of stock options as a means of compensating executives for decades, there is no formula for determining the future value of these options.

     No matter what theoretical value is placed on a stock option at the date of grant, its ultimate value will be dependent on the market value of the company's stock at a future date. That value will depend on the efforts of such executives to foster the future success of the company for the benefit of not only the executives but all shareholders.

     The following table sets forth grants of options to the company's three most highly compensated executives during the year ended December 31, 1996. The present value of the options awarded has been determined using a Black-Scholes pricing model that considers plan design features such as vesting and exercise period. The per share grant date present value for options awarded in 1996 are set forth in the footnotes to the table. Numbers of shares and per share amounts have not been adjusted to reflect a 10% stock dividend declared in April 1997.

                                 OPTIONS GRANTS

                                          INDIVIDUAL GRANTS
                                               AS % OF
                             OPTIONS/       TOTAL GRANTS
                               SARS         TO EMPLOYEES       EXERCISE PRICE                       GRANT DATE
           NAME             GRANTED (#)    IN FISCAL YEAR     ($ PER SHARE)(1)   EXPIRATION DATE   PRESENT VALUE
--------------------------- -----------   -----------------   ----------------   ---------------   -------------
D. Tad Lowrey..............    16,500(2)        18.89%             $20.80        February 2006       $ 145,860(4)
                                2,811(3)         3.22%             $27.84        November 2001       $  24,877(5)
Lawrence J. Winslow........    16,500(2)        18.89%             $20.80        February 2006       $ 145,860(4)
                                2,353(3)         2.69%             $21.75        April 2003          $  26,730(6)
William Nichol.............    16,500(2)        18.89%             $20.80        February 2006       $ 145,860(4)

---------------

(1) The per share grant date value for options awarded in 1996 equaled the market values at the dates of award.

(2) Stock options vest over a three-year period.

(3) Stock options were received in accordance with the stock reload provisions of the incentive plans. The numbers of shares awarded equaled the numbers of shares of stock tendered as consideration in connection with the exercises of stock options.

(4) The per share grant date value for options awarded in February 1996 and expiring in February 2006 was $8.84 per share.

(5) The per share grant date value for options awarded in November 1996 and expiring in November 2001 was $8.85 per share.

(6) The per share grant date value for options awarded in June 1996 and expiring in April 2003 was $11.36 per share.

The following table sets forth information regarding exercises of stock options and the year-end value of unexercised options at December 31, 1996 for the company's three most highly compensated executives:

                     OPTIONS EXERCISED AND YEAR-END VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR END      IN-THE-MONEY OPTIONS AT
                                                                     (#)(1)                FISCAL YEAR END ($)(2)
                          SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
          NAME            ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------  ---------------   ------------   -----------   -------------   -----------   -------------
D. Tad Lowrey...........       12,900         $280,924       130,394          2,200      $ 2,232,543     $  32,450
Lawrence J. Winslow.....       39,600         $527,160        29,150          2,200      $   316,352     $  32,450
William Nichol..........        4,500         $ 66,992        49,571         14,668      $   655,502     $ 233,031

---------------

(1) Share amounts have been adjusted for a 3:2 stock split in May 1993 and a 10% stock dividend in May 1996. Share amounts have not been adjusted to reflect a 10% stock dividend declared in April 1997.

(2) Based on the year-end market price of $29.25 per common share.

STOCK PERFORMANCE

     Securities and Exchange Commission regulations require a graphic presentation of CENFED's stock performance compared to a broad market index and an industry-specific index for the preceding five years. For the broad market index, CENFED has chosen the performance of the companies that trade in the same market as CENFED, the National Association of Dealers Automated Quotation/National Market System ("NASDAQ/NMS"). For an industry-specific index, CENFED has chosen the Western Thrift index, published by SNL Securities.

        Measurement Period           CENFED Financial
      (Fiscal Year Covered)                Corp.         Nasdaq - Total US   Thrifts (Western)
12/91                                           100.00              100.00              100.00
12/92                                           151.60              116.38              108.80
12/93                                           258.38              133.60              113.87
12/94                                           262.35              130.59               96.81
12/95                                           371.71              184.67              161.60
12/96                                           505.92              227.16              206.02

EMPLOYMENT AGREEMENTS WITH THE BANK

     In 1996, the Bank renewed its employment agreements with Messrs. Lowrey, Nichol, and Winslow.

     The employment agreement with Mr. Lowrey provides for an initial three year term expiring on December 31, 1996. Commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be the amount of the original term, unless the employment agreement has been terminated or the Bank or Mr. Lowrey has provided a notice of non-renewal prior thereto. The agreement provides for termination by the Bank or CENFED for cause at any time or upon death. In the event the Bank or CENFED chooses to terminate Mr. Lowrey's employment for reasons other than for cause, or in the event of Mr. Lowrey's resignation from the Bank and CENFED upon (i) failure to nominate him for election of director of the Bank or CENFED, (ii) a material change in his functions, duties or responsibilities, (iii) failure of the Bank or CENFED to obtain from any successor or assign all or substantially all of the business of the Bank or CENFED an agreement to assume and perform under the duties stated in the agreement, or (iv) a breach of the agreement by the Bank or the Company, he would be entitled to severance pay in an amount equal to 2.9 times the executive's prevailing base salary plus 2.9 times the higher of the previous two incentive bonuses received by the executive. If payments and benefits under the employment agreement would constitute an "excess parachute payment" under
Section 280G of the Internal Revenue Code, the agreement provides that such payment and benefits would be reduced to the largest amount which may be paid without being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

     The employment agreements for Messrs. Nichol and Winslow provide for initial terms of two years. These employment agreements may thereafter be extended on a year -to -year basis following the annual performance evaluation of the executive so that the remaining term, after such extension, is two years. In the event of a change in control of the Bank, the terms of such agreements are extended to three years and the agreements become subject to further one -year extensions. These employment agreements terminate upon the death or disability of the employee, in the event of certain regulatory actions or upon notice by either the Bank or the employee, with or without cause, and the agreements are suspended in the event of a regulatory suspension of the employee. In the event of termination due to disability of the employee, the Bank will be obligated to pay or provide to the employee, as applicable, continued salary and benefits, less applicable offsets, until the earlier of the end of the term of the agreement or the employee's death. In the event of termination by the Bank without cause, or in the event of termination by the employee due to the Bank's failure to comply with any of the "assumed conditions of service" of the Bank, the Bank is obligated to make a lump sum payment to the employee equivalent to the base salary and bonus to which the employee would have been entitled had such employee continued in the Bank's employ for the remaining term of the agreement. The bonus paid in such a circumstance would be in an amount equivalent to the higher of the previous two incentive bonuses paid to the employee.

CERTAIN INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT

     The Bank has historically made mortgage loans to employees, officers and directors of CENFED and the Bank in the ordinary course of its business. Loans to employees and officers who are not executive officers are made at a reduced interest rate of one percent above the Eleventh District Cost of Funds Index, which is an index computed by the Federal Home Loan Bank of San Francisco that reflects the monthly weighted average cost of savings, borrowings and advances of member institutions such as the Bank. Prior to the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), directors and executive officers were eligible for similar loans. Subsequent to the passage of FIRREA, the Bank changed its policy to preclude executive officers and directors from receiving loans from the Bank under preferential terms. Following the policy change, the Bank has not granted any mortgage loans to executive officers or directors. The following table sets forth loans made to directors and executive officers of CENFED and the Bank which were outstanding at any time since January 1, 1996 and aggregated $60,000 or more per person.

                                         LARGEST AMOUNT
                                          OUTSTANDING
                          ORIGINAL           SINCE          BALANCE AS OF     INTEREST RATE ON
                          AMOUNT OF        JANUARY 1,        FEBRUARY 1,        FEBRUARY 1,
         NAME               LOAN              1996              1997                1997             TYPE
-----------------------  -----------     --------------     -------------     ----------------     ---------
Lowrey, D. Tad           $231,200.00      $ 209,339.82       $ 204,473.52           5.84%           Mortgage

                             SHAREHOLDER PROPOSALS

     Any shareholder of CENFED wishing to have a proposal considered for inclusion in CENFED's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of CENFED on or before December 31, 1997. The Board of Directors of CENFED will review any shareholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1998 proxy solicitation materials or consideration at the 1997 Annual Meeting.

     Shareholder nominations for election of directors must be made pursuant to written notice received by the Secretary of CENFED not less than 60 days nor more than 90 days prior to the anniversary date of the previous year's Annual Meeting (between February 27, 1998 and March 29, 1998 to be considered at the Annual Meeting in 1998). Such notice must state the nominee's name, age and addresses (business and residence), the nominee's principal occupation or employment, and the class and number of shares of CENFED's stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under federal securities laws.

                             ADDITIONAL INFORMATION

     CENFED WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER SOLICITED HEREBY A COPY OF ITS 1996 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON THE WRITTEN REQUEST OF SUCH SHAREHOLDER. REQUESTS SHOULD BE DIRECTED TO:

                         INVESTOR RELATIONS DEPARTMENT
                          CENFED FINANCIAL CORPORATION
                             199 NORTH LAKE AVENUE
                           PASADENA, CALIFORNIA 91101

                                 OTHER MATTERS

     At the time of the preparation of the Proxy Statement, the Board of Directors of CENFED was not aware of any matters which would be presented for action at the Annual Meeting other than those specifically identified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons names therein or their substitutes with respect to such matters.

     PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING.

                                REVOCABLE PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF CENFED FINANCIAL CORPORATION

        The undersigned holder of shares of common stock of CENFED Financial Corporation ("Company") hereby appoints John H. Michel and Robert K. Leishman or either of them, each with full powers of substitution, to vote all shares of said stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 28, 1997, at 10:30 a.m., California time, at the Tournament of Roses Association Headquarters, 391 South Orange Grove Boulevard, Pasadena, California ("Annual Meeting") and at any adjournments or postponements thereof on the matters listed on the reverse side.

        The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company called for the date indicated herein and the Proxy Statement relating to such meeting prior to the signing of this Proxy.

                  (CONTINUED, AND TO BE DATED AND SIGNED, ON THE REVERSE SIDE.)

                            - FOLD AND DETACH HERE -

THIS REVOCABLE PROXY WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES OF THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS AND THE ADDITIONAL PROPOSAL SET FORTH BELOW.

                                                             Please mark
                                                             your votes as
                                                             indicated in  [ X ]
                                                             this example

1.  Election of the following nominees as directors:
    Gareth A. Dorn and Richard W. Patton

       FOR all               WITHHOLD
       nominees              AUTHORITY
                          for all nominees

        [  ]                    [  ]


INSTRUCTION: To withhold authority to vote for election of one person nominated by the Board of Directors, mark FOR above and cross out the name of the person with respect to whom authority is withheld.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES OF THE BOARD OF DIRECTORS.

2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year commencing
    January 1, 1997.

                 FOR          AGAINST          ABSTAIN

                 [ ]            [ ]              [ ]

3. In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders or any other adjournments thereof.



SIGNATURE _____________________  SIGNATURE _____________________  DATE ________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            - FOLD AND DETACH HERE -